Exhibit 3.1

ALDER BIOPHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

CLASS A-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation on January 7, 2018:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock designated as the Class A-1 Convertible Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of Class A-1 Convertible Preferred Stock is hereby approved as follows:

CLASS A-1 CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Class A Preferred Stock” means the Class A-1 and any other series of Class A Preferred Stock issued pursuant to the Preferred Stock Purchase Agreement dated as of January 7, 2018 by and between the Corporation and the buyers listed on the Schedule of Buyers attached thereto.

“Class A-1 Original Issue Price” means, with respect to a share of Class A-1 Preferred Stock, $137.88 (subject to adjustment in the event of stock splits, combinations or similar events).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Class A-1 Preferred Stock in accordance with the terms hereof.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Class A-1 Preferred Stock.

“Issuance Date” means the first date on which any shares of Class A-1 Preferred Stock are issued by the Corporation.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

Section 2. Designation, Amount and Par Value; Assignment.

(a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Class A-1 Convertible Preferred Stock (the “Class A-1 Preferred Stock”) and the number of shares so designated shall be 930,000. The Class A-1 Preferred Stock shall have a par value of $0.0001 per share.

(b) The Corporation shall register shares of the Class A-1 Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Class A-1 Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Class A-1 Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Class A-1 Preferred Stock may be issued solely in book-entry form or, if requested by any Holder, such Holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Class A-1 Preferred Stock in the Class A-1 Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate (or book-entry notation, if applicable) evidencing the shares of Class A-1 Preferred Stock so transferred shall be issued to the transferee and a new certificate (or book-entry notation, if applicable) evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends.

(a) The Holders shall be entitled to receive:

(i) on each share of Class A-1 Preferred Stock, dividends at a rate of 5% per annum of the Class A-1 Original Issue Price from and after the Issuance Date of any such share of Class A-1 Preferred Stock, which shall be payable as set forth below (the “Preferred Dividends”); and

(ii) when, as and if declared by the Board, out of any funds legally available therefor, dividends on shares of Class A-1 Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Section 7(a)) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Section 7(a)) are paid on shares of the Common Stock (the “Participating Dividends” and, together with the Preferred Dividends, the “Dividends”).

(iii) Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Class A-1 Preferred Stock. The Corporation will not declare or pay any dividends or other distributions on the Common Stock that would require a Participating Dividend unless it concurrently therewith declares and sets aside for payment or distribution, as applicable, such Participating Dividend for all shares of Class A-1 Preferred Stock then outstanding.

(b) Preferred Dividends shall be cumulative and shall accrue and accumulate semi-annually commencing on the Issue Date and be payable semi-annually in arrears on June 30 and December 31 of each year commencing on June 30, 2018 (each, a “Preferred Dividend Payment Date,” and the period from the Issuance Date to the first Preferred Dividend Payment Date and each such quarterly period thereafter being a “Preferred Dividend Period”). Participating Dividends shall be payable as and when paid to the holders of Common Stock (each such date being a “Participating Dividend Payment Date,” and, together with each Preferred Dividend Payment Date, a “Dividend Payment Date”). Preferred Dividends that are payable on Class A-1 Preferred Stock in respect of any Preferred Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Preferred Dividends payable on Class A-1 Preferred Stock on any date prior to the end of a Preferred Dividend Period, and for the initial Preferred Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. Preferred Dividends shall accumulate whether or not in any Preferred Dividend Period there have been funds of the Corporation legally available for the payment of such Preferred Dividends. Participating Dividends are payable on a cumulative basis once declared, whether or not there shall be funds legally available for the payment thereon.

(c) Preferred Dividends shall, at the option of the Corporation, be paid in cash or by issuance and delivery of additional fully paid and nonassessable shares of Class A-1 Preferred Stock (“PIK Shares”) in lieu of the payment in cash of all or a portion of the dividend otherwise payable on any Dividend Payment Date, in the case of PIK Shares, by issuance and delivery of an amount of PIK Shares (rounding up in the case of any resulting fractional number of PIK Shares) for each Holder equal to (i) the aggregate dollar amount of the Preferred Dividend payable to such Holder with respect to the Class A-1 Preferred Stock held by such Holder as of the Preferred Dividend Payment Date, divided by (ii) the Class A-1 Original Issue Price. Participating Dividends shall be paid when and in a manner consistent with payments of dividends in respect of the Common Stock. No later than the record date for the determination of stockholders entitled to receive any Preferred Dividend, the Corporation will send written notice to each holder of Class A-1 Preferred Stock stating (A) whether such Preferred Dividend will be paid in cash or by issuance and delivery of PIK Shares and (B) if such Preferred Dividend will be paid by issuance and delivery of PIK Shares, the amount of PIK Shares that will be issued and delivered. If the Corporation fails to send such written notice on or before the record date for the determination of stockholders entitled to receive any Preferred Dividend, then the Corporation will be deemed to have irrevocably elected to pay such Preferred Dividend by issuance and delivery of PIK Shares.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Class A-1 Preferred Stock shall have no voting rights. However, as long as any shares of Class A-1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Class A-1 Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Class A-1 Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation (except as provided in (ii) below) or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Class A-1 Preferred Stock in a manner materially different than the effect on the Common Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, (ii) issue further shares of Class A-1 Preferred Stock (other than PIK Shares) or increase (other than as needed to issue PIK shares) or decrease (other than by conversion) the number of authorized shares of Class A-1 Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation.

(a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after satisfaction of all liabilities and obligations to creditors of the Corporation and before any distribution or payment shall be made to holders of the Common Stock, each Holder shall be entitled receive with respect to a share of Class A-1 Preferred Stock, out of the assets of the Corporation or proceeds thereof, an amount equal to the Class A-1 Original Issue Price for such share of Class A-1 Preferred Stock, plus all accrued but unpaid dividends thereon. If upon such Liquidation there are not sufficient assets or proceeds to make payment in full to all Holders, then the assets or proceeds shall be distributed pari passu among the Holders and the holders of any other series of Class A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) Remaining Assets. After the payment of the full liquidation preference of the Class A-1 Preferred Stock, as set forth in Section 5(a) above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed ratably to the holders of the shares of Common Stock and Class A-1 Preferred Stock.

(c) Notwithstanding the foregoing, upon any Liquidation, then each Holder shall be entitled to receive, for each share of Class A-1 Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation pursuant to Section 5(a) (without giving effect to this Section 5(c)) (the “Class A-1 Preference Amount”) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation, giving effect to this Section 5(c) with respect to all shares of Class A-1 Preferred Stock.

(d) For purposes of this Section 5, a Liquidation shall be deemed to include the occurrence after the date hereof of either of (i) the Corporation merges into or consolidates with any other entity, or any entity merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction or (ii) the Corporation sells, leases, licenses or transfers all or substantially all of its assets to another person or entity and the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction (each a “Deemed Liquidation”).

(e) In the event of a Deemed Liquidation, if any portion of the consideration payable to the stockholders of the Corporation is (i) placed into escrow or subject to a holdback (the “Escrowed or Heldback Initial Consideration”) and/or (ii) subject to contingencies, including, without limitation, pursuant to contingent value rights (the “Contingent Consideration,” which term, for clarity, excludes any Escrowed Initial Consideration), then the definitive agreement with respect to such Deemed Liquidation shall provide that (A) all consideration other than the Contingent Consideration (the “Initial Consideration,” which term, for clarity, includes any Escrowed or Heldback Initial Consideration) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 5(a), 5(b) and 5(d) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation and (B) any Contingent Consideration which becomes payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 5(a), 5(b) and 5(d) after taking into account the previous payment of the Initial Consideration and any previously paid Contingent Consideration as part of the same transaction.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Class A-1 Preferred Stock shall be convertible, at any time and from time to time from and after the Issuance Date, at the option of the Holder thereof, into a number of shares of Common Stock equal to the product of the Conversion Numerator and the number of shares of Class A-1 Preferred Stock to be converted. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Other than a conversion following a Fundamental Transaction or following a notice provided for under Section 7(d)(ii) hereof, the Notice of Conversion must specify at least a number of shares of Class A-1 Preferred Stock to be converted equal to the lesser of (x) 100 shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 7(a) hereof) and (y) the number of shares of Class A-1 Preferred Stock then held by the Holder. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the Holder through DTC’s Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Conversion Date”, or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation; provided that the original certificate(s) (if any) representing such shares of Class A-1 Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original shares of Class A-1 Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(b) Conversion Ratio. The “Conversion Ratio” for each share of Class A-1 Preferred Stock shall be equal to the Conversion Numerator divided by the Conversion Denominator. The “Conversion Numerator” shall equal ten and the “Conversion Denominator” shall equal one (in each case, subject to adjustment as set forth in this Certificate of Designation).

(c) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Class A-1 Preferred Stock, and a Holder shall not have the right to convert any portion of the Class A-1 Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Conversion, such attempted conversion would result in Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) beneficially owning a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Class A-1 Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Class A-1 Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that, in the case of both (i) and (ii), are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within three (3) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Class A-1

Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6(c)). The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, which will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher or lower percentage. Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum 61-day notice required by this Section 6(c). Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction (as defined below), the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation.

(d) Mechanics of Conversion

(i) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Class A-1 Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall (A) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Class A-1 Preferred Stock, or (B) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the Holder through DTC’s DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Class A-1 Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Class A-1 Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii) Obligation Absolute. Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(d)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Class A-1 Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(d)(i) above, in the event a Holder shall elect to convert any or all of its Class A-1 Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Class A-1 Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Class A-1 Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to

Section 6(c) hereof and subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(d)(i) above, issue Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Class A-1 Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Class A-1 Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Class A-1 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(iv) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Class A-1 Preferred Stock. In determining the number of shares of Common Stock to be issued upon the conversion of the Class A-1 Preferred Stock, such number shall be rounded up in the case of any resulting fractional number of shares of Common Stock.

(v) Transfer Taxes. The issuance of certificates (or book entry notations) for shares of the Common Stock upon conversion of the Class A-1 Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates (or such book entry notation), provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate (or such book entry notation) upon conversion in a name other than that of the registered Holder(s) of such shares of Class A-1 Preferred Stock and the Corporation shall not be required to issue or deliver such certificates (or such book entry notation) unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e) Status as Stockholder. Upon each Conversion Date: (i) the shares of Class A-1 Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Class A-1 Preferred Stock shall cease and terminate, excepting only the right to receive certificates (or book entry notations) for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Class A-1 Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Class A-1 Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Numerator shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Fundamental Transaction. If, at any time while any shares of Class A-1 Preferred Stock are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 35% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination and excluding shares acquired upon conversion of any currently outstanding convertible securities in accordance with the terms thereof as in effect on the date hereof) (each, a “Fundamental Transaction”), then as of the effective date and time of the Fundamental Transaction (the “Effective Time”), each outstanding share of Class A-1 Preferred Stock shall be canceled without any further action on the part of the Corporation or the Holder thereof, and in consideration for such cancellation, each Holder shall automatically receive, for each Conversion Share that would have been issuable had such cancelled shares of Class A-1 Preferred Stock been converted immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash and other property receivable upon the effectiveness of such Fundamental Transaction (the “Exchange Property”) as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”); provided, however that in the event that the Fundamental Transaction is a Deemed Liquidation, each Holder shall be entitled to receive with respect to each outstanding share of Class A-1 Preferred Stock the greater of (1) the Class A-1 Preference Amount or (2) the amount of cash, securities or other property to which such holder would be entitled to receive in such Deemed Liquidation with respect to such shares if such shares had been converted to Common Stock immediately prior to such Deemed Liquidation (for clarity, without duplication of amounts payable pursuant to Section 5). The amount of Exchange Property receivable upon any Fundamental Transaction shall be determined based upon the Conversion Ratio in effect at such Effective Time.

If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of their shares of Class A-1 Preferred Stock following such Fundamental Transaction should such shares of Class A-1 Preferred Stock remain outstanding after such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions should any shares of Class A-1 Preferred Stock remain outstanding after a Fundamental Transaction, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that the outstanding shares of Class A-1 Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

The Corporation (or any successor) shall, prior to any Fundamental Transaction, provide written notice to the Holders of the occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 7.

The Corporation shall not enter into any agreement for a transaction constituting a Fundamental Transaction that would interfere with or prevent (as applicable) conversion of the Class A-1 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 7.

(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the number of shares of Common Stock issued and outstanding (excluding any treasury shares of the Corporation).

(d) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Class A-1 Preferred Stock, and, except if such notice and the contents thereof shall be deemed to constitute material non-public information, shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, via email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 11804 North Creek Parkway South Bothell, WA 98011, Attn: Secretary, with a copy (which shall not constitute notice) to: Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, WA 98101, Attn: Alan Hambelton; or such other facsimile number, email address, or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, email, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or mailing address of such Holder appearing on the books of the Corporation, or if no such facsimile number, email address, or mailing address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via facsimile or email prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or email between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Class A-1 Preferred Stock Certificate. If a Holder’s Class A-1 Preferred Stock certificate, if applicable, shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, if requested by the Holder, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Class A-1 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Class A-1 Preferred Stock granted hereunder may be waived as to all shares of Class A-1 Preferred Stock (and the Holders thereof) upon the written consent of: (i) the Holders of a majority of the shares of Class A-1 Preferred Stock then outstanding, and (ii) Redmile Group, LLC, but only to the extent that the Holders of a majority of the shares of Class A-1 Preferred Stock then outstanding are not funds, accounts or entities managed by Redmile Group, LLC or any of its Affiliates, without the prior consent of the Company unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g) Status of Converted Class A-1 Preferred Stock. If any shares of Class A-1 Preferred Stock shall be converted by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Class A-1 Preferred Stock.

(h) Redemption by the Corporation. The Class A-1 Preferred Stock shall not be redeemable by the Corporation.

(i) Transfer Agent, Registrar and Conversion Agent. The duly appointed transfer agent, registrar, conversion and dividend paying agent for shares of Class A-1 Preferred Stock shall be American Stock Transfer & Trust Company, LLC (the “Transfer Agent”). The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of shares of Class A-1 Preferred Stock.

IN WITNESS WHEREOF, Alder BioPharmaceuticals, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Class A-1 Convertible Preferred Stock to be executed by its duly authorized officer this 12th day of January, 2018.

/s/ Randall C. Schatzman
Randall C. Schatzman, Ph.D. President and Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER

IN ORDER TO CONVERT SHARES OF CLASS A-1 PREFERRED STOCK)

The undersigned Holder hereby elects to convert the number of shares of Class A-1 Preferred Stock indicated below, represented by stock certificate No(s). or book entry notation (the “Preferred Stock Certificates”), into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Class A-1 Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on January 12, 2018, as may be amended or restated from time to time.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)), including the number of shares of Common Stock issuable upon conversion of the Class A-1 Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Class A-1 Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is, %. For purposes of the foregoing, the percentage was calculated, in accordance with Section 6(c) the Certificate of Designation, based on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation that is filed with the Commission, or (iii) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Class A-1 Preferred Stock owned prior to Conversion:

Number of shares of Class A-1 Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

Or

for DWAC Delivery:

DWAC Instructions:

Broker no:

Account no:

HOLDER

By:

Name:

Title:
Date: